UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 14, 2012

FXCM Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34986	27-3268672
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

55 Water Street 50FL, New York, NY, 10041

(Address of Principal Executive Offices) (Zip Code)

(646) 432-2986

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 14, 2012, FXCM Inc. and FXCM Holdings, LLC, through its wholly owned subsidiary, FXCM UK Merger Limited (collectively, “FXCM”), entered into a sale and purchase agreement (the “SPA”) with Dierk Reuter and Matthew Wilhelm (the “Sellers”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, FXCM will acquire a controlling interest in Lucid Markets Trading Limited (“LMT”) and Lucid Markets LLP (together, “Lucid Markets”) in exchange for approximately $176 million, net of cash from Lucid Markets (the “Acquisition”).

At the closing of the Acquisition, FXCM will cause to be issued and delivered to the Sellers, (i) a series of six-month unsecured registered promissory notes in the total amount of $71.4 million plus cash acquired by Lucid Markets, which will bear interest at 3.5% per annum (collectively, the “Lucid Notes”), and (ii) 9,000,000 shares of Class A common stock of FXCM Inc. (the “Lucid Shares”).

Pursuant to the terms and conditions specified in the SPA, the Lucid Shares will be placed into an escrow account to secure the parties obligations under the SPA. The Sellers shall be entitled to the release of the Lucid shares from escrow, subject to certain restrictions contained in the SPA, as follows: 1,800,000 of the Lucid Shares at any time on or after the closing of the Acquisition; 1,200,000 of the Lucid Shares at any time on or after the first anniversary of the closing of the Acquisition; 3,000,000 any time on or after the second anniversary of the closing of the Acquisition; and the remaining 3,000,000 Lucid Shares any time on or after the third anniversary of the closing of the Acquisition.

Pursuant to the Deed of Shareholders Agreement discussed below, FXCM, which will own a controlling interest in LMT, will be entitled to fifty-percent of the profit interest in LMT. After the closing of the Acquisition, FXCM may, at its option, chose to buy-out the remaining profit interest in LMT subject to an agreed upon buy-out calculation. If, however, FXCM does not choose to buy-out the remaining profit interest of LMT prior to the fourth anniversary of the closing of the Acquisition, Lucid Markets will then have a single, time-bound option to buy-back the profit interest in LMT from FXCM at an agreed upon buy-back calculation.

Pursuant to the SPA, each of the Sellers covenant that, generally, for a period of three years from the closing of the Acquisition, they will not compete with the business of Lucid Markets or FXCM. Additionally, the SPA requires that the Sellers be engaged on a full time basis in the business of LMT or an FXCM related entity, or such Seller will not be able to sell their respective Lucid Shares until the earlier of either a FXCM Inc. change of control or until the eighth anniversary of the closing of the Acquisition.

Pursuant to the SPA, the Sellers have been given the right to nominate an individual for appointment to the Board of Directors of FXCM Inc. as well as the right to select an individual to have non-voting visitation rights to attend FXCM Inc’s board meetings and to receive all information provided to the FXCM Inc.'s directors with respect to such meetings.

The Sellers, LMT, FXCM UK Merger Limited and FXCM Holdings, LLC will enter into a Deed of Shareholders Agreement relating to LMT whereby the relationship between the parties and the conduct of the business will be outlined, including, generally, a fifty-percent profit sharing interest between the parties.

Additionally, FXCM Inc. and the Sellers will enter into a Registration Rights Agreement which will provide the Sellers with registration rights, including for shelf registrations, with respect to the resale of the securities to be issued in connection with the Acquisition as well as certain incidental registration rights attached to certain other offerings.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided under Item 1.01 of this Current Report on Form 8-K regarding the Lucid Notes is incorporated by reference into this Item 2.03 as is fully set forth herein.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure provided under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 as is fully set forth herein.

As described in Item 1.01, pursuant to the terms and conditions of the SPA, FXCM Inc. issued the Lucid Shares to the Sellers in a private transaction. The Lucid Shares issued by FXCM to the Sellers in connection with the Acquisition were offered and sold in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act. The offer and sale of the Lucid Shares, as a portion of the consideration, was a privately negotiated transaction only with the Sellers and did not involve a general solicitation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FXCM INC.
By:	/s/ Robert Lande
	Name:	Robert Lande
	Title:	Chief Financial Officer

Date: June 20, 2012